Exhibit 99.1

For more information, contact:

James R. Segreto
SPAR Group, Inc.
(914) 332-4100

Investors:	Alan Sheinwald
Alliance Advisors, LLC
(914) 669-0222

SPAR GROUP REPORTS FINANCIAL RESULTS AND PROVIDES SHAREHOLDER UPDATE ON ACQUISITION STRATEGY

-- Company Reports Q3 EPS of $.01/share versus Loss in Q3 2008 --

TARRYTOWN, NY—November 4, 2009—SPAR Group, Inc. (NASDAQ:SGRP) (the “Company” or “SGRP”) a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today reported financial results for the third quarter and nine months ended September 30, 2009, and provides shareholders with an update on the launch of the Company’s acquisition strategy.

Results for the Third Quarter of 2009

Net revenues for the 2009 third quarter totaled $14.7 million, compared to $17.3 million for the 2008 third quarter. Revenue in the U.S. for the third quarter of 2009 improved 1.3% to $6.52 million compared to $6.44 million in the third quarter of 2008. Domestic revenue improved slightly, even as the economy continues to show weakness, based on new client relationships which replaced service work at a large electronic retail chain that ceased to exist early in 2009. International revenue for the 2009 third quarter was $8.2 million, compared with $10.8 million a year ago. The drop in international revenue was primarily based on management’s decision to become dormant in one of its eleven international markets as profitability decreased, and the loss of a key client in each of three other international markets. Management believes it will be able to re-launch operations more profitably in the future as they renegotiate their partnership agreement. As for the loss of a key client in each of the other three markets, SGRP is currently in discussions to not only renew these client relationships but expand revenue with new clients in 2010.

Gross profit for the 2009 third quarter totaled $4.34 million versus $5.03 million for the third quarter of 2008; however the gross margin improved to 29.5% of revenue in Q3 2009 from 29.1% of revenue in Q3 of 2008 as the Company has focused its efforts on improving profitability. Additionally, margins for earnings before interest, taxes, and depreciation (“EBITDA” which is non GAAP information) also improved year over year for the third quarter of 2009 to 4.0% from 3.8% in the third quarter of 2008. Selling, general and administrative expenses for the 2009 third quarter decreased 14.4% to $3.7 million from $4.4 million for the same period one year earlier.

The Company achieved net income of $157,000, equal to $0.01 per share, for the 2009 third quarter based on 19.14 million shares outstanding, compared with a net loss of $117,000, or $(0.01) per share based on 19.14 million shares outstanding, a year ago. U.S. operations achieved net income of $131,000, for the 2009 third quarter compared to a net loss of $254,000 for the 2008 third quarter. The international division posted net income of $26,000, versus $137,000 for the 2008 third quarter.

Balance Sheet for Third Quarter of 2009

The Company’s balance sheet showed improvements in several areas. The ratio of current assets to current liabilities improved to 1.0 to 1 in the third quarter of 2009 from .96 to 1 as at December 31, 2008. Part of the improvement was an increase in cash to $2.04 million for the current period from $1.69 million at the end of 2008. The Company’s bank borrowings decreased by $1.12 million to $4.37 million at the end of the third quarter of 2009 from $5.49 million at the end of 2008. Shareholder’s equity improved to $3.59 million at September 30, 2009 from $3.18 million at December 31, 2008 for an improvement of approximately $410,000.

Gary Raymond, President and Chief Executive Officer stated, “We are pleased to have achieved profitability for the third quarter of 2009 compared to a net loss in 2008. This progress was achieved despite the economic pressures that impacted revenues for the Company and the broad manufacturing and retail sectors we serve worldwide. We remain steadfast on controlling operating expenses to enhance profitability as demonstrated by the current quarterly results. We continue to build our existing clients and attract new business and as the economy improves, we believe that the companies we serve will increase their marketing budgets to include the merchandising and in store event services that SPAR offers. Going forward, we are focused on improving our business organically through margin enhancement and growth to our bottom line.”

Shareholder Update on Acquisition Strategy

Management believes that the current economic climate has created some unique opportunities to help SPAR Group, which has established a strong business foundation, grow via acquisitions of synergistic businesses and assets. As such, the Company is pleased to announce that it has entered into its first letter of intent to acquire a synergistic business to complement its existing North American operations. The acquisition is currently undergoing final due diligence with the intent of reaching a definitive agreement within the next 90 days. The consideration for this transaction will not be dilutive to current shareholders. Additionally, the Company has several other transactions in the pipeline that it is actively pursuing for the first half of 2010. It is also the Company’s intent to ensure that these opportunities increase not only the top line of SGRP, but prove to be accretive to earnings.

Gary Raymond also stated, “We are aggressively exploring external growth opportunities throughout the world with synergistic qualities that will spur growth, expansion into new territories, expansion within existing territories, and build our market share. The combination of the dampened worldwide economy which has hurt smaller competitors, coupled with our strong operating platform which has a worldwide presence, provides us with very attractive transactions to evaluate. It is our belief that this strategy will enable our Company to grow more quickly and profitably in 2010 and beyond, thus enhancing shareholder value for all investors in SGRP.”

Results for the Nine Months ended September 30, 2009

For the 2009 nine-month period, SPAR Group posted revenues of $43.4 million, compared with $53.6 million for the same period one year earlier. Revenue in the U.S. for the first nine months of 2009 was $18.9 million, compared with $22.8 million in the same period a year ago. International revenue for the nine months ended September 30, 2009 was $24.5 million, compared with $30.8 million for the same period in 2008.

Gross profits decreased during the current nine month period to $12.6 million from $15.2 million for the nine month period ending September 30, 2008; however gross margins improved to 29.1% from 28.3% during the same period as the Company continued to focus on margin enhancement during the current economic downturn.

Selling, general and administrative expenses for the 2009 nine-month period decreased 14.4% to $11.6 million from $13.5 million a year ago.

The Company reported net income of $198,000 for the 2009 nine-month period, equal to $0.01 per share based on 19.14 million shares outstanding, versus a net loss of $364,000, or $0.02 per share based on 19.13 million shares outstanding, for the 2008 comparable period. Net income increased to $575,000 for the 2009 nine-month period versus a net loss of $758,000 during the corresponding period of 2008 for the U.S. operations. Net loss for the international operations was $377,000 for the 2009 nine-month period, compared with net income of $394,000 a year ago.

Filing of the Quarterly Report and Shareholders Update Conference Call

The Company will file its Form 10Q on or before November 16th. Management will host a conference call the week of November 16th and provide shareholders with a business update and future outlook for SPAR Group.

About SPAR Group

SPAR Group, Inc. is a diversified international marketing services company, providing a broad array of services to help companies improve their sales, operating efficiency and profits at retail worldwide. The company provides in-store merchandising, in-store event staffing, RFID and other technology, as well as research, to manufacturers and retailers covering all product classifications and all classes of trade, including mass market, drug store, convenience store and grocery chains. The company operates throughout the United States and internationally in Japan, Canada, Turkey, South Africa, India, Romania, China, Lithuania, Latvia, Australia and New Zealand. For more information, visit SPAR Group’s Web site, www.sparinc.com.

Certain statements in this news release are forward-looking, including, but not limited to, attracting new business that will increase SPAR Group’s revenues, continuing to maintain costs and consummating any transactions. The company’s actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation), the continued strengthening of SPAR Group’s selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management,the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of these and other factors that could affect future results, performance or trends are discussed in SPAR Group’s annual report on Form 10-K , quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time.

# # #

(Tables follow)

SPAR Group, Inc.

Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

Net revenues	$14,708	$17,271	$43,358	$53,635
Cost of revenues	10,373	12,237	30,757	38,440
Gross profit	4,335	5,034	12,601	15,195

Selling, general and administrative expenses	3,745	4,377	11,601	13,545
Depreciation and amortization	271	239	800	668
Operating income	319	418	200	982

Interest expense	49	92	155	254
Other (income) expense	(101)	301	(542)	865
Income (loss) before provision for income taxes	371	25	587	(137)
Provision for income taxes	24	25	246	4
Net income (loss)	347	—	341	(141)
Net loss attributable to the non-controlling interest	190	117	143	223
Net income (loss) attributable to SPAR Group, Inc.	$157	$(117)	$198	$(364)

Basic/diluted net income (loss) per common share:

Net income (loss) – basic/diluted	$0.01	$(0.01)	$0.01	$(0.02)

Weighted average common shares – basic	19,139	19,138	19,139	19,127
Weighted average common shares – diluted	19,436	19,138	19,266	19,127

SPAR Group, Inc.

Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share data)

	September 30,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$2,040	$1,685
Accounts receivable, net	11,807	13,110
Prepaid expenses and other current assets	1,504	1,446
Total current assets	15,351	16,241

Property and equipment, net	1,544	1,803
Goodwill	798	798
Other assets	1,874	1,806
Total assets	$19,567	$20,648

Liabilities and equity
Current liabilities:
Accounts payable	$5,387	$4,491
Accrued expenses and other current liabilities	2,738	4,911
Accrued expenses due to affiliates	2,170	1,398
Customer deposits	672	582
Lines of credit	4,369	5,494
Total current liabilities	15,336	16,876

Long-term liabilities	5	105

Total liabilities	15,341	16,981

Equity:
Preferred stock, $.01 par value:
Authorized shares – 3,000,000
Issued and outstanding shares 554,402 – September 30, 2009 and December 31, 2008	6	6
Common stock, $.01 par value:
Authorized shares – 47,000,000
Issued and outstanding shares – 19,139,365 – September 30, 2009 19,139,365 – December 31, 2008	191	191
Treasury stock	(1)	(1)
Additional paid-in capital	12,969	12,821
Accumulated other comprehensive (loss)	(299)	(361)
Accumulated deficit	(9,279)	(9,477)
Total SPAR Group, Inc. equity	3,587	3,179
Non-controlling interest	639	488
Total liabilities and equity	$19,567	$20,648